Potomac Funds
                                 ("Registrant")
                                   Form N-SAR
                               File No. 811-08243
               For the Semi-annual Period Ended February 28, 2002


Exhibit Index

Sub-Item 77K: Changes in Registrant's certifying accountant


Sub-Item 77K: Changes in Registrant's certifying accountant

Effective November 14, 2001, the Board of Trustees terminated PricewaterhouseCoopers LLP and appointed the accounting firm of Ernst & Young LLP as the Funds' principal independent accountants for the fiscal year ended August 31, 2002. PricewaterhouseCoopers LLP had served as the Funds' independent certified public accountants for the Funds' fiscal years ended August 31, 1998, 1999, 2000 and 2001. PricewaterhouseCoopers LLP report of the financial statements of the Funds for the fiscal years, August 31, 1998, 1999, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure during the fiscal years ended August 31, 1998, 1999, 2000 and 2001 or for the interim period from September 1, 2001 through the date of their termination.

The Funds represent that they had not consulted with Ernst & Young LLP any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds' financial statements.

Registrant has requested PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers LLP agrees with the statements contained above. A copy of the letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission is filed as an exhibit hereto.





Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

August 23, 2002


Dear Sir:

We have read the statements made by Potomac Funds(copy attached), which we understand were filed with the Commission, pursuant to Item 77K of Form N-SAR for the period ended February 28, 2002, as amended. We are in agreement with the statements concerning our firm in such Form N-SAR.

Very truly yours,